Exhibit 99.1

FOR IMMEDIATE RELEASE

May 14, 2025

James Berg

Chief Financial Officer

jim.berg@trackgrp.com

Track Group Reports 2nd Quarter Fiscal 2025 Financial Results

NAPERVILLE, ILLINOIS – Track Group, Inc. (OTCQB: TRCK), a global leader in offender tracking and monitoring services, today announced financial results for its fiscal quarter ended March 31, 2025 (“Q2 FY25”). In Q2 FY25, the Company posted (i) total revenue of $8.4 Million (“M”), a decrease of approximately 7% over total revenue of $9.0M for the quarter ended March 31, 2024 (“Q2 FY24”); (ii) Q2 FY25 gross profit of $4.1M representing an increase of approximately 4% over Q2 FY24 of $4.0M; (iii) Q2 FY25 operating income of $0.04M compared to Q2 FY24 operating loss of ($0.96M); and (iv) net loss attributable to common shareholders of ($0.5M) in Q2 FY25 compared to ($1.9M) in Q2 FY24.

FINANCIAL HIGHLIGHTS

●

Total Q2 FY25 revenue of $8.4M was down 7% compared to Q2 FY24 revenue of $9.0M. Revenue for the six months ended March 31, 2025 (“6M FY25’) of $17.0M was down approximately 5% compared to revenue of $18.0M for the six months ended March 31, 2024 (“6M FY24”). The decrease in monitoring revenues is driven principally by a decrease in people assigned to monitoring for clients in Virginia, and due to our recently sold Chilean subsidiary. This decrease was partially offset by revenue increases for clients in Illinois, Puerto Rico and the Bahamas who experienced increases in the number of people assigned to monitoring.

●

Gross Profit of $4.1M rose by 4% ($0.1M) in Q2 FY25 compared to Q2 FY24. Gross profit for 6M FY25 was $8.5M compared to gross profit of $8.2M for 6M FY24. This improvement stems from factors including reduced monitoring center costs, partly offset by a decrease in revenue.

●

Operating income in Q2 FY25 of $0.04M was up approximately 105% compared to an operating loss of ($0.96M) in Q2 FY24. Operating income for 6M FY25 of $0.2M was up approximately 115% compared to operating loss of ($1.1M) for 6M FY24. This rise in operating income is primarily due to a decrease in cost of revenue and a decrease in operating expense, partially offset by a decrease in revenue. Operating expenses were down $0.8M in Q2 FY25 compared to Q2 FY24, primarily due to a decrease in general and administrative payroll, benefits, and payroll taxes of $0.5M due to the sale of our Chilean subsidiary on November 1, 2024 and a settlement expense related to a contract dispute of $0.5M in Q2 FY24.

●

Adjusted EBITDA for Q2 FY25 was $1.3M compared to $0.8M for Q2 FY24. Adjusted EBITDA for 6M FY25 was $2.6M compared to Adjusted EBITDA for 6M FY24 of $1.9M primarily due to negative currency exchange rate movements of $0.6M in Q2 FY25 compared to Q2 FY24. Adjusted EBITDA in 6M FY25 as a percentage of revenue increased to 15.1%, compared to 10.3% for 6M FY24.

●

Cash balance of $3.4M at March 31, 2025 declined 4% compared to $3.6M at September 30, 2024.  The modest decrease in cash position was due to increases in inventory purchases and payments to vendors, partially offset by an increase in accrued liabilities.

●

Net loss attributable to shareholders in Q2 FY25 was ($0.5M) compared to ($1.9M) in Q2 FY24, a decrease of $1.4M. Net loss attributable to shareholders in 6M FY25 was ($2.5M), compared to ($1.9M) for 6M FY24, a change principally attributable to negative currency exchange rate movements, partially offset by an increase in operating income.

“In the quarter ended March 31, 2025, we achieved strong gains in profitability, with both gross profit and operating income showing robust growth and Adjusted EBITDA surpassing Q2 FY24 results,” said Derek Cassell, Track Group’s CEO. “Gross profit rose by 4% year-over-year ($4.1M vs $4.0M in Q2 FY24), marking a clear indication of our operational resilience and focus on delivering higher-value, higher-margin business. Adjusted EBITDA also climbed to $1.3M in Q2 FY25, a 63% increase from $0.8M in Q2 FY24, reflecting our focus on cost management and strategic execution over the last six months.”

Business Outlook

Despite previous challenges from supply chain delays, the impact of the Coronavirus, and the phase-out of our 3G-based cellular devices in the U.S., Track Group stands resilient. The demonstrated financial growth evidenced in Q2 FY25 reinforces our confidence in the strategic reinvestment in technology and the implementation of new programs initiated in late FY24. These endeavors position us well for a sustained return to growth throughout FY25. Our outlook for FY25 is as follows:

	Actual				Outlook
	FY 2023		FY 2024		FY 2025
Revenue (in millions):	$34.5	M	$36.9	M	$34.5	-	35.5M

Adjusted EBITDA Margin:	11.1%		14.6%		13.5	-	16.5%

About Track Group, Inc.

Track Group designs, manufactures, and markets location tracking devices; as well as develops and sells a variety of related software, services, and accessories, networking solutions, and monitoring applications. The Company's products and services are designed to empower professionals in security, law enforcement, corrections, and rehabilitation organizations worldwide with single-sourced offender management solutions that integrate reliable intervention technologies to support re-socialization and monitoring initiatives.

The Company currently trades under the ticker symbol "TRCK" on the OTCQB exchange. For more information, visit www.trackgrp.com.

Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Track Group, Inc., and subsidiaries ("Track Group") are intended to identify such forward-looking statements. These statements are only predictions and reflect Track Group's current beliefs and expectations with respect to future events and are based on assumptions and subject to risks and uncertainties and subject to change at any time. Track Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in Track Group's annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. New risks emerge from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

This release includes financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission including non-GAAP EBITDA. These measures may be different from non- GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Reconciliations of these non-GAAP financial measures are based on the financial figures for the respective period.

Non-GAAP Adjusted EBITDA excludes items included but not limited to interest, taxes, depreciation, amortization, impairment charges, gains and losses, currency effects, one-time charges or benefits that are not indicative of operations, charges to consolidate, integrate or consider recently acquired businesses, costs of closing facilities, stock based or other non-cash compensation or other stated cash and non-cash charges (the “Adjustments”).

The Company believes the non-GAAP measures provide useful information to both management and investors when factoring in the Adjustments. Specific disclosure regarding the Company’s financial results, including management’s analysis of results from operations and financial condition, are contained in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2023, and other reports filed with the Securities and Exchange Commission. Investors are encouraged to carefully read and consider such disclosure and analysis contained in the Company’s Form 10-K and other reports, including the risk factors contained in such Form 10-K.

TRACK GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	September 30,
	2025	2024
Assets
Current assets:
Cash	$3,416,045	$3,574,215
Accounts receivable, net of allowance for credit losses of $396,667 and $432,904, respectively	5,085,595	4,428,535
Prepaid expense and deposits	432,520	638,293
Inventory, net of reserves of $88,024 and $82,848, respectively	915,816	582,481
Assets held for sale	-	969,481
Total current assets	9,849,976	10,193,005
Property and equipment, net of accumulated depreciation of $300,052 and $430,003, respectively	392,423	317,206
Monitoring equipment, net of accumulated depreciation of $5,295,826 and $5,982,972, respectively	4,367,904	4,598,864
Intangible assets, net of accumulated amortization of $20,460,576 and $19,699,966, respectively	13,337,224	13,959,571
Goodwill	7,859,645	7,941,190
Other assets	1,160,885	660,170
Total assets	$36,968,057	$37,670,006

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,398,228	$3,082,467
Accrued liabilities	3,318,453	2,639,318
Liabilities held for sale	-	732,028
Total current liabilities	5,716,681	6,453,813
Long-term debt, net of current portion	42,680,070	42,639,197
Long-term liabilities	631,709	186,407
Total liabilities	49,028,460	49,279,417

Stockholders’ equity (deficit):
Common stock, $0.0001 par value: 30,000,000 shares authorized; 11,863,758 and 11,863,758 shares outstanding, respectively	1,186	1,186
Preferred stock, $0.0001 par value: 20,000,000 shares authorized; 0 shares outstanding	-	-
Series A Convertible Preferred stock, $0.0001 par value: 1,200,000 shares authorized; 0 shares outstanding	-	-
Paid in capital	302,600,546	302,600,546
Accumulated deficit	(315,791,294)	(312,691,811)
Accumulated other comprehensive income (loss)	1,129,159	(1,519,332)
Total stockholders’ equity (deficit)	(12,060,403)	(11,609,411)
Total liabilities and stockholders’ equity (deficit)	$36,968,057	$37,670,006

TRACK GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2025	2024	2025	2024
Revenue:
Monitoring and other related services	$7,867,975	$8,758,650	$16,309,282	$17,433,136
Product sales and other	484,345	232,570	711,366	525,057
Total revenue	8,352,320	8,991,220	17,020,648	17,958,193

Cost of revenue:
Monitoring, products and other related services	3,515,023	4,230,498	7,023,784	8,204,487
Depreciation & amortization included in cost of revenue	723,331	793,887	1,458,556	1,583,351
Total cost of revenue	4,238,354	5,024,385	8,482,340	9,787,838

Gross profit	4,113,966	3,966,835	8,538,308	8,170,355

Operating expense:
General & administrative	2,127,145	3,173,866	4,558,263	5,931,753
Selling & marketing	964,743	810,441	1,865,932	1,516,972
Research & development	750,650	701,183	1,420,040	1,383,646
Depreciation & amortization	227,385	236,524	454,938	476,284
Loss on sale of subsidiary	-	-	(66,483)	-
Total operating expense	4,069,923	4,922,014	8,365,656	9,308,655

Operating income (loss)	44,043	(955,179)	172,652	(1,138,300)

Other income (expense):
Interest expense, net	(565,844)	(428,868)	(1,134,804)	(866,791)
Currency exchange rate gain (loss)	34,830	(519,933)	(1,464,432)	19,013
Other income (expense), net	-	(3,443)	-	(3,443)
Total other income (expense)	(531,014)	(952,244)	(2,599,236)	(851,221)
Income (loss) before income taxes	(486,971)	(1,907,423)	(2,426,584)	(1,989,521)
Income tax expense (benefit)	30,145	(4,348)	101,381	(86,907)
Net income (loss) attributable to common shareholders	(517,116)	(1,903,075)	(2,527,965)	(1,902,614)
Release of cumulative translation adjustment for sale of subsidiary	-	-	1,390,913	-
Equity adjustment for sale of subsidiary	-	-	571,518	-
Foreign currency translation adjustments	(85,709)	(36,754)	686,060	(143,456)
Comprehensive income (loss)	$(602,825)	$(1,939,829)	$120,526	$(2,046,070)

Net income per share – basic
Net income per common share	$(0.04)	$(0.16)	$(0.21)	$(0.17)
Weighted average common shares outstanding	11,863,758	11,863,758	11,863,758	11,863,758
Net income per share – diluted
Net income per common share	$(0.04)	$(0.16)	$(0.21)	$(0.17)
Weighted average common shares outstanding	11,863,758	11,863,758	11,863,758	11,863,758

TRACK GROUP, INC. AND SUBSIDIARIES

NON-GAAP ADJUSTED EBITDA MARCH 31 (Unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Non-GAAP Adjusted EBITDA
Net Income (loss) attributable to common shareholders	$(517)	$(1,903)	$(2,528)	$(1,903)
Interest expense, net	566	432	1,135	870
Depreciation and amortization	951	1,030	1,913	2,060
Income taxes (1)	30	(4)	101	(87)
Board compensation and stock-based compensation	75	50	150	103
Foreign exchange (gain)/loss	(35)	520	1,464	(19)
Loss on sale of subsidiary	-	-	66	-
Other charges, net (2)	249	663	267	826
Non-GAAP Adjusted EBITDA	$1,319	$788	$2,568	$1,850
Non-GAAP Adjusted EBITDA, percent of revenue	15.8%	8.8%	15.1%	10.3%
Weighted average common shares outstanding - basic	11,863,758	11,863,758	11,863,758	11,863,758
Non-GAAP earnings per share	$0.11	$0.07	$0.22	$0.16
Weighted average common shares outstanding - diluted	11,863,758	11,863,758	11,863,758	11,863,758
Non-GAAP earnings per share	$0.11	$0.07	$0.22	$0.16

(1)

Currently, the Company has significant U.S. tax loss carryforwards that may be used to offset future taxable income, subject to IRS limitations. However, the Company is still subject to certain state, commonwealth, and other foreign based taxes.

(2)	Other charges include expenses related to the board of directors, severance, a settlement related to a contract dispute, and other Chile monitoring center costs for our recently sold subsidiary.